                                                                    EXHIBIT 12.1

                         U.S. TIMBERLANDS COMPANY, L.P.

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(a)

                         (DOLLAR AMOUNTS IN THOUSANDS)

                            HISTORICAL    PRO FORMA(b) HISTORICAL PRO FORMA(b)
                          --------------- ------------ ---------- ------------
                                                          SIX MONTHS ENDED
                                                              JUNE 30,
                                                       -----------------------
                          AUGUST 30, 1996
                              THROUGH      YEAR ENDED
                           DECEMBER 31,   DECEMBER 31,
                               1996           1996        1997        1997
                          --------------- ------------ ---------- ------------
Net loss.................    $(13,036)      $(26,509)   $(5,774)    $(5,508)
Fixed charges............       8,642         25,619     13,075      12,809
                             --------       --------    -------     -------
Earnings (loss)..........    $ (4,394)      $   (890)   $ 7,301     $ 7,301
                             ========       ========    =======     =======
Interest expense.........    $  7,316       $ 24,894    $10,877     $12,447
Amortization of deferred
 financing fees and debt
 guarantee fees..........       1,326            725      2,198         362
                             --------       --------    -------     -------
Fixed charges............    $  8,642       $ 25,619    $13,075     $12,809
                             ========       ========    =======     =======
Ratio of earnings (loss)
 to fixed charges........        (.51)x         (.03)x      .56x        .57x
                             ========       ========    =======     =======

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(a) No computation of ratio of earnings to fixed charges is shown for the periods ended prior to August 30, 1996 as the Predecessor participated in Weyerhaeuser's centralized cash management system and therefore had no indebtedness or fixed charges.

(b) Gives effect to the Weyerhaeuser Acquisition, the Ochoco Acquisition and related refinancing, and the Transactions as if these events were consummated as of the beginning of the periods presented. The pro forma results of operations are not necessarily indicative of the results that would have occurred had these events been consummated as of January 1, 1996 or that might be attained in the future.